Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries of NN, Inc.	Jurisdiction of Incorporation or Organization
Industrial Molding Corporation	Tennessee

Whirlaway Corporation	Ohio

PNC Acquisition Company Inc.	Delaware

PMC Acquisition Company, Inc.	Delaware

PMC USA Acquisition Company, Inc.	Delaware

Precision Metal Components Mexico SRL	Mexico

The Delta Rubber Company	Connecticut

NN International B.V.	Netherlands

NN Europe S.p.A. f/k/a Euroball S.p.A.	Italy

NN Holdings B.V.	Netherlands

NN Precision Bearing Products Co. LTD	China

NN Slovakia, s.r.o.	Slovakia

NN Netherlands B.V.	Netherlands

RFK Valjcici	Bosnia Herzegovina

NN Euroball Ireland Limited	Ireland

Kugelfertigung Eltmann GMBH	Germany

Autocam Corporation	Michigan

Autocam (China) Automotive Components Co., Ltd.	China

Autocam do Brasil Usinagem, Ltda.	Brazil

Autocam Equipment Holdings, LLC	Delaware

Autocam Equipment, LLC	Delaware

Autocam Europe, B.V.	Netherlands

Autocam France, SARL	France

Autocam International, Ltd	Michigan

Autocam Poland Sp. z o.o.	Poland

Autocam South Carolina, Inc.	Michigan

Autocam-Pax, Inc.	Michigan

Bouverat Industries, S.A.S.	France